UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

ONVIA.COM, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

68338T 10 6

(CUSIP Number)

March 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68338T 10 6

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Asamara, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Oklahoma

NUMBER	OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

1,014,481

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

1,014,481

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,376,239

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 68338T 10 6

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Nadel and Gussman Energy, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Oklahoma

NUMBER	OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

361,758

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

361,758

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,376,239

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 68338T 10 6

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

James F. Adelson

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United State of America

NUMBER	OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,376,239

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,376,239

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,376,239

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 68338T 10 6

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Stephen J. Heyman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) ☐

(b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United State of America

NUMBER	OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,376,239

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,376,239

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,376,239

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 68338T 10 6

Item 1(a).	Name of Issuer:

ONVIA.COM, INC.

(b).	Address of Issuer’s Principal Executive Offices:

1260 Mercer Street

Seattle, Washington 98109

Item 2(a).	Name of Person Filing:

Asamara, LLC

Nadel and Gussman Energy, L.L.C.

James F. Adelson

Stephen J. Heyman

(b).	Address of Principal Business Office, or if None, Residence:

Asamara, LLC

415 South Boston, 9th Floor

Tulsa, Oklahoma 74103

Nadel and Gussman Energy, L.L.C.

15 East 5th Street, 32nd Floor

Tulsa, Oklahoma 74103-4313

James F. Adelson

15 East 5th Street, 32nd Floor

Tulsa, Oklahoma 74103-4313

Stephen J. Heyman

15 East 5th Street, 32nd Floor

Tulsa, Oklahoma 74103-4313

(c).	Citizenship:

Asamara LLC – Oklahoma

Nadel and Gussman Energy, L.L.C. – Oklahoma

James F. Adelson – United States of America

Stephen J. Heyman – United States of America

(d).	Title of Class of Securities:

Common Stock

(e).	CUSIP Number:

68338T 10 6

Item 3.	If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act 15 U.S.C. 78c).

(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Asamara LLC – 1,376,239

Nadel and Gussman Energy, L.L.C. – 1,376,239

James F. Adelson – 1,376,239

Stephen J. Heyman – 1,376,239

(b)	Percent of class:

Asamara LLC – 18.0%

Nadel and Gussman Energy, L.L.C. – 18.0%

James F. Adelson – 18.0%

Stephen J. Heyman – 18.0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

Asamara LLC – 1,014,481

Nadel and Gussman Energy, L.L.C. – 361,758

James F. Adelson – 0

Stephen J. Heyman – 0

(ii)	Shared power to vote or to direct the vote

Asamara LLC – 0

Nadel and Gussman Energy, L.L.C. – 0

James F. Adelson – 1,376,239

Stephen J. Heyman – 1,376,239

(iii)	Sole power to dispose or to direct the disposition of

Asamara LLC – 1,014,481

Nadel and Gussman Energy, L.L.C. – 361,758

James F. Adelson – 0

Stephen J. Heyman – 0

(iv)	Shared power to dispose or to direct the disposition of

Asamara LLC – 0

Nadel and Gussman Energy, L.L.C. – 0

James F. Adelson – 1,376,239

Stephen J. Heyman—1,376,239

The filing of this statement shall not be construed as an admission that any persons or entities filing hereunder are, for purposes of section 13(d) or 13(g) of the Securities and Exchange Act of 1934, as amended, the beneficial owners of any securities covered by this statement.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Exhibit A – the parties expressly disclaim being members of a group.

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 9, 2004 (Date) ASAMARA, LLC

By:	/s/ Stephen J. Heyman

Stephen J. Heyman Managing Member

NADEL AND GUSSMAN ENERGY, L.L.C.

By:	/s/ James F. Adelson

James F. Adelson, Managing Member

/s/ James F. Adelson

James F. Adelson

/s/ Stephen J. Heyman

Stephen J. Heyman

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated April 9, 2004 relating to the Common Stock of ONVIA.COM, INC. shall be filed on behalf of the undersigned.

ASAMARA, LLC

By:	/s/ Stephen J. Heyman

Stephen J. Heyman, Managing Member

NADEL AND GUSSMAN ENERGY, L.L.C.

By:	/s/ James F. Adelson

James F. Adelson Managing Member

/s/ James F. Adelson

James F. Adelson

/s/ Stephen J. Heyman

Stephen J. Heyman